FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2015

AUSTIN, TX – March 30, 2016 – FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced financial results for the fiscal year ended December 31, 2015.

Phillip Roberson, President and CFO, said, “As all of you who invest in energy companies are aware, 2015 was not a good year for the oil and gas industry as a whole. FieldPoint was very fortunate to be able to maintain positive cash flow through the year, but with the further downturn of commodity prices going into 2016, we have not been as fortunate.  Our loss for 2015 was attributable to a $10,057,633 non-cash impairment charge, due to the precipitous drop in commodity prices. We made the decision early on to suspend all new drilling projects in order to conserve capital, and we also suspended noncritical workover projects in order to focus on reducing all discretionary spending. As a result, we are seeing a significant reduction in general and administrative expenses and lease operating costs. Our historically conservative approach to property acquisition, as well as other spending, combined with our relatively low debt has helped position us to better withstand this sort of economic compression. We are, however, no longer in compliance with the terms of our bank debt and are currently focused on correcting that deficiency. In order to successfully accomplish this, we will need to raise funds either in the form of equity or restructured debt. Due to continued low commodity prices and our non-compliance with the covenants of our revolving credit agreement, our management determined it appropriate to include a going concern explanatory note with our financial statements in our 10-K filing with the SEC. The auditor’s report also included a going concern paragraph.”

2015 Financial Highlights Compared to 2014

•

Revenues decreased to $3,969,475 from $9,232,297;

•

Net (Loss) increased to ($10,983,270) from a (Loss) of ($1,947,940); and

•

(Loss) per share increased, basic to ($1.30) from ($0.24)  and fully diluted to ($1.30) from ($0.24)

Mr. Roberson concluded with, “I believe 2016 will be another challenging year, certainly in the near term. However, we will continue to look for growth opportunities in the form of a business combination or asset purchase in conjunction with a solution for restructuring our debt.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746